Exhibit 11


             STATEMENT ON COMPUTATION OF EARNINGS PER SHARE



                                                Years Ended
                                 ----------------------------------------
                                  February 3,    January 28,   January 29,
                                    1996            1995          1994
                                 ------------   ------------   -----------
    Weighted average common
      shares outstanding
      during the year               5,867,000      6,078,000     6,046,000

    Effect of dilutive stock
      options, net of shares
      assumed repurchased
      at average market price          61,000         61,000        61,000
                                 ------------   ------------  ------------

    Weighted average common
      share and common share
      equivalents                   5,928,000      6,139,000     6,107,000
                                 ============   ============  ============

    Net Income                   $  7,290,000   $ 10,265,000  $     81,000
                                 ============   ============  ============


    Earnings per share:
    Net income                   $       1.23    $       1.67  $        .01
                                 ============    ============  ============


The difference between primary net income per common share and fully diluted net income per common share is not significant for the periods presented.